Exhibit 99.1
Mission ProduceTM Announces Fiscal 2023 Second Quarter Financial Results
19% growth in avocado volume sold compared to same period last year
Year over year market share gains amongst core US retail customer base
Sequential improvement in per-unit margins from fiscal first quarter 2023
Commenced operations at new forward distribution center in the United Kingdom
Owned production in Peru begins seasonal harvest; expect total exportable production from 125 million to 135 million pounds
OXNARD, Calif. -- June 8, 2023 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), a world leader in sourcing, producing, and distributing fresh Hass avocados with additional offerings in mangos and blueberries, today reported its financial results for the fiscal second quarter ended April 30, 2023.
Fiscal Second Quarter 2023 Financial Overview:
•Total revenue decreased 20% to $221.1 million compared to the same period last year driven by deflationary pressure on avocado sales prices as a result of robust Mexican harvest volumes
•Net loss of $(4.6) million, or $(0.07) per diluted share, compared to net income of $2.4 million, or $0.03 per diluted share, for the same period last year
•Adjusted net income of $0.5 million, or $0.01 per diluted share, compared to $2.6 million, or $0.04 per diluted share, for the same period last year
•Adjusted EBITDA of $7.6 million, a 17% decrease compared to the same period last year
CEO Message
“Our fiscal second quarter performance was driven by improved sales volumes resulting from a more normal pricing environment versus last year’s record high pricing,” commented Steve Barnard, CEO of Mission. “We delivered a 19% increase in sales volumes year over year, and we continued to see sequential improvement in both volumes and per-unit margins relative to fiscal first quarter. We are well positioned as we enter the Peruvian season and our owned production comes online in the second half of the fiscal year. We are optimistic that per unit margins will continue to improve on a sequential basis and support the normal seasonal step-up in adjusted EBITDA in the second half of the fiscal year. Despite the impact of lower prices on per unit margins in the short-term, a more rational pricing environment is advantageous for long-term consumption growth and allows Mission to leverage our global distribution footprint to penetrate new growth markets.”
Mr. Barnard added, “As we celebrate our 40th anniversary, we continue to demonstrate how our world-class vertically integrated model of sourcing, producing, and distributing Hass avocados and other produce differentiates us from our competitors. Our focus remains on driving consumption growth globally by bringing consistent, year-round diversified sourcing capabilities to new growth markets. On that note, we are excited about the opening of our forward distribution center in the UK in April. Although still early, we are pleased with the progress we are making in the UK and are committed to further developing our capabilities in this important long-term growth region.”

Exhibit 99.1
Fiscal Second Quarter 2023 Consolidated Financial Review
Total revenue for the second quarter of fiscal 2023 decreased $57.0 million or 20% compared to the same period last year largely driven by the Marketing and Distribution segment. A 36% decrease in average per-unit avocado sales prices was partially offset by an increase in avocado volume sold of 19%, both of which were driven by higher industry supply out of Mexico during the current quarter as compared to limited supply out of Mexico in the same period last year.
Gross profit decreased $1.7 million in the second quarter of fiscal 2023 compared to the same period last year, to $18.1 million, while gross profit percentage increased 110 basis points, to 8.2% of revenue. Gross profit was impacted primarily by the mix of volume from source regions, which favored Mexico this year, whereas the prior year period was advantaged by the positive influence from an earlier California harvest and higher per-unit sales prices.
Selling, general and administrative expense (“SG&A”) for the second quarter increased $0.6 million or 3% compared to the same period last year primarily due to the consolidation of expenses from the Blueberries segment.
Net loss for the second quarter of fiscal 2023 was $(4.6) million, or $(0.07) per diluted share, compared to net income of $2.4 million, or $0.03 per diluted share, for the same period last year. Non-operating items contributing to the year-over-year change in net income (loss) included significant gains on interest rate swaps in the prior year as well as higher interest expense in the current quarter, both associated with rising interest rates.
Adjusted net income for the second quarter of fiscal 2023 was $0.5 million, or $0.01 per diluted share, compared to $2.6 million, or $0.04 per diluted share, for the same period last year.
Adjusted EBITDA was $7.6 million for the second quarter of fiscal 2023, a 17% decrease compared to the same period last year.
Fiscal Second Quarter Business Segment Performance
Marketing & Distribution
Net sales in the Marketing & Distribution segment decreased 21% to $215.3 million for the quarter, due to the same factors impacting consolidated revenue as described above.
Segment adjusted EBITDA decreased $3.1 million or 26% to $8.6 million, primarily due to the same factors impacting consolidated gross profit as described above.
International Farming
Substantially all sales of fruit from the International Farming segment are to the Marketing and Distribution segment, with the remainder of revenue largely derived from services provided to third parties and the Blueberries segment. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through August of each year. As a result, adjusted EBITDA for the International Farming segment is generally concentrated in the third and fourth quarters of the fiscal year in alignment with the timing of sales. The Company operates approximately 700 acres of mangos in Peru that are largely in an early stage of production. The timing of the mango harvest is concentrated in the fiscal second quarter and, as a result, mangos have a more pronounced impact on segment financial performance during this timeframe.
Total segment sales in the International Farming segment decreased by $1.0 million, or 14% to $6.0 million in the second quarter of fiscal 2023 compared to the same period last year due primarily to lower packing and cooling service revenue.
Segment adjusted EBITDA improved $1.4 million or 56% to $(1.1) million, due primarily to the impact of lower losses generated at early-stage mango farms.

Exhibit 99.1
Blueberries
Net sales in the Blueberries segment in the second quarter of fiscal 2023 were $1.7 million and segment adjusted EBITDA was $0.1 million.
Balance Sheet and Cash Flow
Cash and cash equivalents were $20.9 million as of April 30, 2023 compared to $52.8 million as of October 31, 2022.
The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from varying payment terms to growers in different source regions. In addition, the Company is building its growing crops inventory in its International Farming segment during the first half of the year for ultimate harvest and sale that will occur during the second half of the fiscal year. While these increases in working capital can cause operating cash flows to be unfavorable in individual quarters, it is not indicative of operating cash performance that management expects to realize for the full year.
Net cash used in operating activities was $26.1 million for the six months ended April 30, 2023 compared to $37.0 million for the same period last year. The improvement was primarily driven by the effect of improved operating performance, net of non-cash items, combined with favorable net changes in working capital. Within working capital, favorable changes in inventory and accounts receivable were partially offset by unfavorable changes in grower payables and accounts payable. Changes in inventory and grower payables were driven by lower per-unit cost of Mexican sourced fruit on-hand in comparison to prior period. Favorable changes in accounts receivable were attributed to lower per-unit sales prices, which correlate to the costing factors noted above. Movement in accounts payable was negatively impacted by reductions in payable balances within the Blueberries segment corresponding with the end of the blueberry harvest.
Capital expenditures were $34.9 million for the six months ended April 30, 2023, compared to $29.1 million in the same period last year. Expenditures in both years were comprised of avocado orchard development, pre-production orchard maintenance and land improvements in Peru and Guatemala. In 2023, capital expenditures also included construction costs on the new UK distribution facility and $9.1 million of spend related to irrigation installation and early-stage plant cultivation in the Blueberries operation.
Outlook
For the third quarter of fiscal year 2023, the Company is providing the following industry outlook that will drive performance:
•The industry continues to expect volumes to be approximately 20% higher in the fiscal 2023 third quarter versus the prior year period, primarily due to the combination of California’s harvest shifting to the third quarter versus the second quarter last year, a strong Peruvian harvest outlook, and a larger off-bloom Mexican harvest. Expectations for exportable avocado production from Mission’s owned farms is in the range of 125 million to 135 million pounds, the sale of which the Company anticipates will be more heavily weighted to the fiscal fourth quarter.
•Pricing is expected to be consistent on a sequential basis, but lower on a year-over-year basis by approximately 35-40% compared to the $2.03 per pound average experienced in third quarter of fiscal 2022.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its second quarter of fiscal 2023 financial results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877)

Exhibit 99.1
407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through June 22, 2023 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13739035.
The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Mission Produce adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.
Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, amortization of inventory adjustments recognized from business combinations, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest, all of which are excluded from the results the CEO reviews uses to assess segment performance and results.
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is a global leader in the worldwide avocado business. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and as of 2021, fresh mangos, to retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico and Peru and has additional sourcing capabilities in Chile, Colombia, the Dominican Republic, Guatemala, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes 13 forward distribution centers that are strategically positioned in key markets throughout North America, China, Europe, and the UK, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking

Exhibit 99.1
statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of avocados, either through purchasing or growing; fluctuations in the market price of avocados; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations, including those promulgated by the USDA and FDA, health and safety laws, environmental laws, and other laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with the ongoing conflict in Russia and Ukraine; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, directors and principal stockholders over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission.
You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	April 30, 2023	October 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$20.9	$52.8
Restricted cash	1.3	1.1
Accounts receivable
Trade, net of allowances	79.0	62.9
Grower and fruit advances	4.3	1.8
Other	14.3	17.3
Inventory	96.0	73.1
Prepaid expenses and other current assets	9.9	11.1
Loans to equity method investees	—	—
Income taxes receivable	12.4	8.0
Total current assets	238.1	228.1
Property, plant and equipment, net	521.1	489.7
Operating lease right-of-use assets	74.7	65.4
Equity method investees	26.1	27.1
Loans to equity method investees	—	—
Deferred income tax assets, net	8.6	8.1
Goodwill	39.4	39.4
Intangible asset, net	0.8	2.0
Other assets	21.8	19.7
Total assets	$930.6	$879.5

Liabilities and Equity
Liabilities
Accounts payable	$30.0	$34.4
Accrued expenses	30.0	30.1
Income taxes payable	0.8	1.0
Grower payables	32.4	24.3
Short-term borrowings	—	2.5
Long-term debt—current portion	3.6	3.5
Operating leases—current portion	5.6	4.7
Finance leases—current portion	1.9	1.2
Total current liabilities	104.3	101.7
Long-term debt, net of current portion	170.2	136.9
Loans from noncontrolling interest holders	3.4	1.0
Operating leases, net of current portion	72.9	63.9
Finance leases, net of current portion	15.1	1.4
Income taxes payable	2.3	3.1
Deferred income tax liabilities, net	28.9	29.4
Other long-term liabilities	22.1	19.2
Total liabilities	419.2	356.6
Equity
Mission Produce shareholders' equity	491.1	502.1
Noncontrolling interest	20.3	20.8
Total equity	511.4	522.9
Total liabilities and equity	$930.6	$879.5

MISSION PRODUCE, INC.
Condensed Consolidated Statements of (Loss) Income (Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions, except for share and per share amounts)	2023	2022	2023	2022
Net sales	$221.1	$278.1	$434.6	$494.7
Cost of sales	203.0	258.3	407.5	474.4
Gross profit	18.1	19.8	27.1	20.3
Selling, general and administrative expenses	19.3	18.7	38.4	37.4
Operating (loss) income	(1.2)	1.1	(11.3)	(17.1)
Interest expense	(2.7)	(1.1)	(5.1)	(2.0)
Equity method income	0.4	0.3	1.4	1.9
Other income (expense), net	0.6	2.9	(0.2)	4.5
(Loss) income before income taxes	(2.9)	3.2	(15.2)	(12.7)
Provision (benefit) for income taxes	1.8	0.8	0.1	(1.7)
Net (loss) income	$(4.7)	$2.4	$(15.3)	$(11.0)
Net loss attributable to noncontrolling interest	(0.1)	—	(1.9)	—
Net (loss) income attributable to Mission Produce	$(4.6)	$2.4	$(13.4)	$(11.0)

Net (loss) income per share attributable to Mission Produce:
Basic	$(0.07)	$0.03	$(0.19)	$(0.16)
Diluted	$(0.07)	$0.03	$(0.19)	$(0.16)

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	$70,744,688	$70,693,423	$70,716,273	$70,633,888

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended April 30,
(In millions)	2023	2022
Operating Activities
Net loss	$(15.3)	$(11.0)
Adjustments to reconcile net loss to net cash used in operating activities
Provision for losses on accounts receivable	—	0.1
Depreciation and amortization	15.2	10.1
Amortization of debt issuance costs	0.1	0.2
Equity method income	(1.4)	(1.9)
Noncash lease expense	2.9	2.5
Stock-based compensation	2.0	1.7
Dividends received from equity method investees	2.7	2.2
Losses on asset impairment, disposals and sales, net of insurance recoveries	0.8	—
Deferred income taxes	(0.9)	(0.1)
Unrealized gains on derivative financial instruments	—	(3.0)
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(15.8)	(29.6)
Grower fruit advances	(2.5)	(3.7)
Other receivables	3.2	1.6
Inventory	(21.1)	(40.7)
Prepaid expenses and other current assets	1.2	0.9
Income taxes receivable	(4.4)	(5.8)
Other assets	1.4	(0.1)
Accounts payable and accrued expenses	(2.0)	7.3
Income taxes payable	(1.0)	(0.5)
Grower payables	8.2	36.4
Operating lease liabilities	(2.3)	(2.1)
Other long-term liabilities	2.9	(1.5)
Net cash used in operating activities	$(26.1)	$(37.0)
Investing Activities
Purchases of property, plant and equipment	(34.9)	(29.1)
Proceeds from sale of property, plant and equipment	0.1	2.9
Investment in equity method investees	(0.3)	(0.3)
Purchase of other investment	(2.3)	—
Loan repayments from equity method investees	—	1.0
Other	(0.1)	(0.3)
Net cash used in investing activities	$(37.5)	$(25.8)
Financing Activities
Borrowings on revolving credit facility	135.0	20.0
Payments on revolving credit facility	(100.0)	(20.0)
Repayment of short-term borrowings	(2.5)	—
Principal payments on long-term debt obligations	(1.8)	(4.4)
Principal payments on finance lease obligations	(2.0)	(0.6)
Taxes paid related to shares withheld from the settlement of equity awards	(0.4)	—
Proceeds from loan from noncontrolling interest holder	2.4	—
Equity contributions from noncontrolling interest holders	1.4	—
Net cash provided by (used in) financing activities	$32.1	$(5.0)
Effect of exchange rate changes on cash	(0.2)	(0.4)
Net decrease in cash, cash equivalents and restricted cash	(31.7)	(68.2)

MISSION PRODUCE, INC.

	Six Months Ended April 30,
(In millions)	2023	2022
Cash, cash equivalents and restricted cash, beginning of period	53.9	92.2
Cash, cash equivalents and restricted cash, end of period	$22.2	$24.0

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$20.9	$21.4
Restricted cash	1.3	2.6
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$22.2	$24.0

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted net income (loss)

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions, except for per share amounts)	2023	2022	2023	2022
Net (loss) income attributable to Mission Produce	$(4.6)	$2.4	$(13.4)	$(11.0)
Stock-based compensation	1.3	0.9	2.0	1.7
Unrealized loss (gain) on derivative financial instruments	0.5	(2.7)	1.1	(4.1)
Foreign currency transaction loss (gain)	0.4	0.4	1.3	(0.1)
Asset impairment and disposals, net of insurance recoveries	0.5	(0.1)	0.8	—
Farming costs for nonproductive orchards(1)	0.9	0.3	1.8	0.8
ERP costs(2)	0.5	1.3	1.1	2.8
Transaction costs	0.2	0.1	0.3	0.5
Amortization of inventory adjustment recognized from business combination	—	—	0.7	—
Amortization of intangible asset recognized from business combination	—	—	1.2	—
Tax effects of adjustments to net loss attributable to Mission Produce(3)	(0.9)	—	(2.2)	(0.2)
Nonrecurring discrete tax charge(4)	1.8	—	1.8	—
Noncontrolling interest(5)	(0.1)	—	(1.0)	—
Mission Produce adjusted net income (loss)	$0.5	$2.6	$(4.5)	$(9.6)
Mission Produce adjusted net income (loss) per diluted share	$0.01	$0.04	$(0.06)	$(0.14)
(1)During the three months ended April 30, 2023, $0.5 million related to the development of blueberry orchards and $0.4 million related to avocado orchards. During the six months ended April 30, 2023, $1.0 million related to the development of blueberry orchards and $0.8 million related to avocado orchards. All costs for the three and six months ended April 30, 2022 were related to avocado orchards.
(2)Includes recognition of deferred implementation costs for both periods. Amounts for the three and six months ended April 30, 2022 also included non-recurring post-implementation process reengineering costs.
(3)Tax effects are calculated using applicable rates that each adjustment relates to.
(4)During the three and six months ended April 30, 2023, the Company recorded a discrete charge to income tax expense related to an uncertain tax position in Mexico.
(5)Represents net loss attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions)	2023	2022	2023	2022
Marketing and Distribution adjusted EBITDA	$8.6	$11.7	$13.2	$4.0
International Farming adjusted EBITDA	(1.1)	(2.5)	(2.9)	(5.2)
Blueberries adjusted EBITDA	0.1	—	(0.4)	—
Total reportable segment adjusted EBITDA	7.6	9.2	$9.9	$(1.2)
Net (loss) income	(4.7)	2.4	(15.3)	(11.0)
Interest expense	2.7	1.1	5.1	2.0
Provision (benefit) for income taxes	1.8	0.8	0.1	(1.7)
Depreciation and amortization(1)	5.9	5.6	15.2	10.1
Equity method income	(0.4)	(0.3)	(1.4)	(1.9)
Stock-based compensation	1.3	0.9	2.0	1.7
Asset impairment and disposals, net of insurance recoveries	0.5	(0.1)	0.8	—
Farming costs for nonproductive orchards	0.4	0.3	0.8	0.8
ERP costs(2)	0.5	1.3	1.1	2.8
Transaction costs	0.2	0.1	0.3	0.5
Amortization of inventory adjustment recognized from business combination	—	—	0.7	—
Other (income) expense	(0.6)	(2.9)	0.2	(4.5)
Noncontrolling interest(3)	—	—	0.3	—
Total adjusted EBITDA	$7.6	$9.2	$9.9	$(1.2)
(1)Includes depreciation and amortization of purchase accounting assets of $0.1 million and $1.7 million for the three and six months ended April 30, 2023, respectively, and zero and $0.1 million for the three and six months ended April 30, 2022, respectively..
(2)Includes recognition of deferred implementation costs for both periods, and for the three and six months ended April 30, 2022, non-recurring post-implementation process reengineering costs are also included.
(3)Represents net loss attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Other Information (Unaudited)
Segment Sales

	Marketing and Distribution	International Farming	Blueberries(1)	Total	Marketing and Distribution	International Farming	Total
	Three Months Ended April 30,
(In millions)	2023				2022
Third party sales	$215.3	$4.1	$1.7	$221.1	$273.7	$4.4	$278.1
Affiliated sales	—	1.9	—	1.9	—	2.6	2.6
Total segment sales	215.3	6.0	1.7	223.0	273.7	7.0	280.7
Intercompany eliminations	—	(1.9)	—	(1.9)	—	(2.6)	(2.6)
Total net sales	$215.3	$4.1	$1.7	$221.1	$273.7	$4.4	$278.1
	Six Months Ended April 30,
	2023				2022
Third party sales	$397.1	$6.0	$31.5	$434.6	$486.0	$8.7	$494.7
Affiliated sales	—	5.7	—	5.7	—	1.6	1.6
Total segment sales	397.1	11.7	31.5	440.3	486.0	10.3	496.3
Intercompany eliminations	—	(5.7)	—	(5.7)	—	(1.6)	(1.6)
Total net sales	$397.1	$6.0	$31.5	$434.6	$486.0	$8.7	$494.7
(1)Moruga was consolidated with the Company prospectively from May 1, 2022.
Avocado Sales

	Three Months Ended April 30,		Six Months Ended April 30,
	2023	2022	2023	2022
Pounds of avocados sold (millions)	155.9	131.5	308.2	265.5
Average sales price per pound	$1.30	$2.04	$1.22	$1.80

Sales by Type

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions)	2023	2022	2023	2022
Avocado	$202.9	$268.5	$376.9	$477.6
Other	18.2	9.6	57.7	17.1
Total net sales	$221.1	$278.1	$434.6	$494.7